[Form of Opinion of Olshan Frome Wolosky LLP]

[  ], 2019

I.D. Systems, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Ladies and Gentlemen:

We have acted as counsel to I.D. Systems, Inc., a Delaware corporation (“I.D. Systems”), in connection with the transactions contemplated by: (i) the Agreement and Plan of Merger, dated as of March 13, 2019 (the “Merger Agreement”), by and among I.D. Systems, PowerFleet, Inc., a Delaware corporation (“Parent”), Powerfleet Israel Holding Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a direct wholly-owned subsidiary of Parent (“Pointer Holdco”), Pointer Telocation Ltd., a public company limited by shares formed under the laws of the State of Israel (“Pointer”), and Powerfleet Israel Acquisition Company Ltd., a private company limited by shares formed under the laws of the State of Israel and a direct wholly-owned subsidiary of Pointer Holdco (“Pointer Merger Sub”), and (ii) the Investment and Transaction Agreement, dated as of March 13, 2019 (as amended, the “Investment Agreement”, and together with the Merger Agreement, the “Agreements”), by and among I.D. Systems, Parent, PowerFleet US Acquisition Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“I.D. Systems Merger Sub”), and certain investors named therein (the “Investors”). Pursuant to the Agreements, it is contemplated that, (a) at the respective effective times set forth in the Agreements, I.D. Systems Merger Sub will merge with and into I.D. Systems (the “I.D. Systems Merger”), and Pointer Merger Sub will merge with and into Pointer (the “Pointer Merger” and, together with the I.D. Systems Merger, the “Mergers”) and (b) the Investors will purchase from Parent 50,000 shares of Series A Convertible Preferred Stock of Parent at a purchase price of $1,000 per share, with an aggregate purchase price of $50,000,000 (the “Preferred Investment” and, together with the Mergers, the “Transaction”). At your request, and in connection with the effectiveness of the Registration Statement on Form S-4 (including the joint proxy statement/prospectus forming a part thereof and in each case as amended or supplemented through the date hereof, the “Registration Statement”) relating to the Transaction and initially filed with the Securities and Exchange Commission on May 24, 2019 (File No. 333-231725), we are rendering our opinion as to certain U.S. federal income tax matters relating to the Transaction with respect solely to the holders of outstanding shares of I.D. Systems Common Stock (the “I.D. Systems Stockholders”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Registration Statement.

[  ], 2019

In providing our opinion, we have examined the Agreements, the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Transaction will be consummated in accordance with the provisions of the Agreements and as described in the Registration Statement (and no transaction or condition described therein and affecting the opinion will be waived by any party), (ii) the statements concerning the Transaction and the parties thereto set forth in the Agreements and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the respective effective times of the Mergers, (iii) the statements and representations made by I.D. Systems, Parent, Pointer and the Investors in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the respective effective times of the Mergers, (iv) any such statement or representation set forth in any of the Agreements, the Registration Statement or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) the I.D. Systems Merger will qualify as a statutory merger under the DGCL, (vi) the parties to the Agreements and their respective subsidiaries will treat the Transaction for U.S. federal income tax purposes in a manner consistent with this opinion and (vii) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Agreements. If any of the above described assumptions is untrue for any reason or if the Transaction is consummated in a manner that is different from the manner described in the Agreements, the Registration Statement or the Officer’s Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, (A) we are of the opinion that, under currently applicable U.S. federal income tax law, (i) with respect solely to the I.D. Systems Stockholders, the Mergers and the Preferred Investment, taken together, will be treated as a transaction described in Section 351 of the Code and/or (ii) with respect solely to the I.D. Systems Stockholders, the I.D. Systems Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (B) we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, with respect solely to the I.D. Systems Stockholders, the discussion set forth in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS—Tax Consequences to U.S. Holders and Non-U.S. Holders of I.D. Systems Common Stock” constitutes our opinion as to the material U.S. federal income tax consequences of the Transaction to the I.D. Systems Stockholders. The opinions in the foregoing sentence are limited solely to the above described matters relating to the I.D. Systems Stockholders.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreements or the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Transaction and related transactions, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform I.D. Systems or the I.D. Systems Stockholders of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Transaction and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

OLSHAN FROME WOLOSKY LLP